Translation of Letter Dated September 23, 1997

From:    Deutsche Bank, Mr. Muller and Mr. Jakobi
         Blumenstrasse 13, 42849 Remscheid, Germany

To:      IKS Klingelnberg GmbH, Mr. Thomas Meyer
         In der Fleute 18, 42897 Remscheid, Germany

Confirmation of Conditions

Dear Mr. Meyer:

In reference to our recent conversations we confirm to you that we have committed to IKS Klingelnberg Group-Germany the following lines of credit/ bank loans within the framework of our general conditions (AGB). With regard to the duration, conditions, collaterals and covenants we refer to the individual credit agreements.

o   Operating line of credit in the amount of                   DEM 7,500,000.00

o   KfW bank loan to IKS Klingelnberg GmbH
    for the acquisition of the company Rolf Meyer;
    current value of                                            DEM 5,000,000.00

o   KfW bank loan to IKS Klingelnberg GmbH
    for the Joint-Venture China; current value of               DEM 2,500,000.00

o   KfW bank loan to IKS Klingelnberg GmbH
    for the financing of the Remscheid building;
    current value is                                            DEM 3,771,000.00

o   KfW bank loan to IKS Klingelnberg Falz-
    messer GmbH for the acquisition of the company
    Rolf Meyer; current value of                                DEM 5,000,000.00

o   KfW bank loan to IKS Messerfabrik Gerings-
    walde GmbH; current value is                                DEM   731,000.00

o   Deutsche Bank expenditure loan to IKS
    Messerfabrik Geringswalde GmbH; current value
    of approximately                                            DEM   504,000.00

In addition to these bank loans/lines of credit, we are pleased to be able to commit to IKS Klingelnberg GmbH, Remscheid a line of credit for prospective expenditures/company acquisitions in the amount of DEM 8,500,000.00 with duration of up to 10 years within the framework of our General Conditions (AGB).

At a later date, we will agree on the terms and conditions in accordance with the then-current market circumstances.

Generally the individual assets acquired with these funds will serve as collateral. In addition, International Knife & Saw Inc. will confirm to us that it will not require repayment of the approximately DEM 9.4 million intercompany loan to IKS Klingelnberg GmbH prior to a complete repayment of the loans we have made to IKS Klingelnberg GmbH.

Please sign the enclosed copy of this letter to indicate your agreement and send it back to us.

We thank you for your trust in us and look forward to a smooth and trustworthy relationship.